Exhibit 3.1

ARTICLES OF INCORPORATION FOR A STOCK CORPORATION

FIRST:	The undersigned Stuart Eisenberger whose address is 1550 54th Street, Brooklyn, New York 11219 being at least eighteen years of age, do(es) hereby form a corporation under the laws of the State of Maryland.

SECOND:	The name of the corporation is Rexit Inc.

THIRD:	The purposes for which the corporation is formed are as follows: Real Estate related assets and any lawful activity.

FOURTH:	The street address of the principal office of the corporation in Maryland is:
1131 Kersey Road Silver Spring, MD 20902

FIFTH:	The name of the resident agent of the corporation in Maryland is:

Vcorp Services MD, Inc.
Whose address is:
1131 Kersey Road Silver Spring, MD 20902

SIXTH:	The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Fifty Million (350,000,000) which shall consist of (i) Three Hundred Million (300,000,000) shares of common stock, par value $0.0001 per share (the "Common Stock"), and (ii) Fifty Million (50,000,000) shares of blank check preferred stock, par value $0.0001 per share (the "Preferred Stock").

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time.

CUST ID:0002468522
WORK ORDER: 0003685102
DATE: 08-16-2010 12:30 PM
AMT. PAID:$170.00

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights. No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

SEVENTH:	The number of directors of the corporation shall be one which number may be increased or decreased pursuant to the bylaws of the corporation, The name of the director who shall act until the first meeting or until their successors are duly chosen and qualified is:

Stuart Eisenberger 1550 54th Street Brooklyn, New York 11219

IN WITNESS WHEREOF, I have signed these articles and acknowledge the same to be my act.

SIGNATURE OF INCORPORATOR:

/s/Mimi Sanik
Mimi Sanik

I hereby consent to my designation in this document as resident agent for this corporation.

/s/ Isaac Muller
Isaac Muller on behalf of Vcorp Services MD, Inc.

Filing Party's Name and Return Address

Vcorp Services, LLC
20 Robert Pitt Drive, Suite 214
Monsey, New York 10952